Aberdeen Standard Investments ETFs 485BPOS

Exhibit (h)(1)

FUND ADMINISTRATION AGREEMENT

Fund Administration Agreement (the “Agreement”) dated [      ], 2021 between Aberdeen Standard Investments ETFs (the “Trust”), a Delaware statutory trust, and Aberdeen Standard Investments Inc. (“ASII”), a Delaware corporation.

WHEREAS, the Trust operates as an open-end management investment company and is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Trust desires to retain ASII as “Administrator” to provide the Administration Services as described below with respect to certain of the series of the Trust (the “Funds”), each of which are now, or may hereafter be, listed on Exhibit B to this Agreement, and ASII is willing to render such services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Appointment of Administrator and Services and Duties. The Trust hereby appoints ASII as administrator of the Trust and the Funds (the “Administrator”) on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in Exhibit A of this Agreement (the “Services”) in consideration of the compensation provided for in Section 4 hereof. The services listed on Exhibit A, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall be referred to in this Agreement as “Administration Services.” Administration Services shall not include any duties, functions or services to be performed for the Trust by the Trust’s investment advisers, subadvisers, transfer agent, custodian, or other service providers pursuant to their separate agreements with the Trust.

When performing the Services to the Trust and the Funds, the Administrator will comply with the provisions of the Trust’s Declaration of Trust, Bylaws, Code of Ethics and Registration Statements, will safeguard and promote the welfare of the Trust and the Funds, and will comply with the policies that the Trustees may from time to time reasonably determine, provided that such policies are not in conflict with this Agreement, the Trust’s governing documents, or any applicable statutes or regulations.

2.	Subcontracting. The Administrator may, at its own expense, subcontract with any entity or person concerning the provision of the Services; provided, however (a) that the Administrator shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor; (b) that the Administrator shall be responsible, to the extent provided in Section 6 for all acts of such subcontractor as if such acts were its own including any payment for services provided by such subcontractor; and (c) all fees and expenses incurred in any sub-contract shall be paid by the Administrator.

3.	Expenses. The Administrator shall be responsible for its expenses incurred in providing the Services to the Trust, including the compensation of the Administrator’s employees who serve as officers of the Trust.
4.	Compensation. For the Services provided, the Administrator will be compensated by the investment adviser to the Trust, as may be agreed from time to time by the Administrator and investment adviser to the trust.
5.	Privacy. Nonpublic personal financial information relating to shareholders or prospective investors in the Funds provided by, or at the direction of the Trust to the Administrator, or collected or retained by the Administrator in the course of performing the Services, shall be considered confidential information. The Administrator shall not give, sell or in any way transfer such confidential information to any person or entity, other than affiliates of the Administrator or other Trust service providers that have a legitimate need for such information except at the direction of the Trust or as required or permitted by law (including applicable anti-money laundering laws). The Administrator represents, warrants and agrees that it has in place and will maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of records and information relating to shareholders or prospective investors in the Funds. The Trust represents to the Administrator that the Trust has adopted a statement of its privacy policies and practices as required by the Securities and Exchange Commission’s Regulation S-P and the Trust agrees to provide the Administrator with a copy of that statement annually.
6.	Responsibility of Administrator.
a.	The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer or trustee of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even through paid by the Administrator.
b.	The Administrator shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Administration Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence, willful misfeasance or bad faith of the Administrator or by the Administrator’s reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 6 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that the Trust so elects, it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. Neither the Administrator nor the Trust shall in any case confess any claim or make any compromise or settlement in any case in which the Trust will be asked to indemnify the Administrator except with the Administrator’s or Trust's (as applicable) written consent.

7.	Duration and Termination.
a.	This Agreement shall become effective as of the date first written above. The Agreement may be terminated at any time, without payment of any penalty, by either party upon 60 days’ advance written notice to the other party. The Agreement may also be terminated immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party.
b.	Upon the termination of this Agreement, in the event that the Trust designates a successor to any of the Administrator’s obligations hereunder, the Administrator shall, at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Administrator under the foregoing provisions.
8.	Amendment; Assignment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought. Neither party may assign this Agreement with the prior written consent of the other; provided that the Administrator may assign this Agreement to an affiliate without the consent of the Trust but on 30 days prior written notice.
9.	Non-Exclusivity. The Services provided by the Administrator under the Agreement are not deemed to be exclusive. The Administrator is free to render such services to others and to engage in any other business or activity.

10.	Notices. Notices of any kind to be given to the Trust hereunder by the Administrator shall be in writing and shall be duly given if delivered to the Trust at the following address:

Aberdeen Funds

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attn: Legal Department

Notices of any kind to be given to the Administrator hereunder by the Trust shall be in writing and shall be duly given if delivered to the Administrator at:

Aberdeen Standard Investments Inc.

1900 Market Street, Suite 200

Philadelphia, PA 19103

Attn: Legal Department

11.	Records. The Administrator shall maintain customary records in connection with its duties as specified in this Agreement. Any records required to be maintained and preserved under the Investment Company Act of 1940, as amended, that are prepared or maintained by the Administrator on behalf of the Trust shall be prepared and maintained at the expense of the Administrator, but shall be the property of the Trust and will be made available to or surrendered promptly to the Trust on request. In case of any request for the inspection of such records by another party, the Administrator shall notify the Trust and follow the Trust’s instructions regarding whether to permit or refuse such inspection; provided that the Administrator may provide such records to any person in any case where it is advised by its counsel that it may be held liable for failure to do so, unless (in cases involving potential exposure only to civil liability) the Trust has agreed to indemnify the Administrator against such liability.
12.	Confidential Information. The Administrator and Trust (in such capacity, the “Receiving Party”) acknowledge and agree to maintain the confidentiality of Confidential Information (as hereinafter defined) provided by the Administrator and Trust (in such capacity, the “Disclosing Party”) in connection with this Agreement. The Receiving Party shall not disclose or disseminate the Disclosing Party’s Confidential Information to any Person other than those employees, agents, contracts, subcontractors and licensees of the Receiving Party, or with respect to the Administrator as a Receiving Party, to those employees, agents, contractors, subcontractors and licensees of any agent or affiliate, who have a need to know it in order to assist the Receiving Party in performing its obligations, or to permit the Receiving Party to exercise its rights under this Agreement. In addition, the Receiving Party (a) shall take all reasonable steps to prevent unauthorized access to the Disclosing Party’s Confidential Information, and (b) shall not use the Disclosing Party’s Confidential Information, or authorize other Persons to use the Disclosing Party’s Confidential Information, for any purposes other than in connection with performing its obligations or exercising its rights hereunder. As used herein, “reasonable steps” means steps that a party takes to protect its own, similarly confidential or proprietary information of a similar nature, which steps shall in no event be less than a reasonable standard of care.

The term “Confidential Information,” as used herein, shall mean all business strategies, plans and procedures, proprietary information, methodologies, data and trade secrets, and other confidential information and materials (including, without limitation, any non-public personal information as defined in Regulation S-P) of the Disclosing Party, its affiliates, their respective clients or suppliers, or other Persons with whom they do business, that may be obtained by the Receiving Party from any source or that may be developed as a result of this Agreement.

The provisions of this Section 12 respecting Confidential Information shall not apply to the extent, but only to the extent, that such Confidential Information: (a) is already known to the Receiving Party free of any restriction at the time it is obtained from the Disclosing Party, (b) is subsequently learned from an independent third party free of any restriction and without breach of this Agreement; (c) is or becomes publicly available through no wrongful act of the Receiving Party or any third party; (d) is independently developed by or for the Receiving Party without reference to or use of any Confidential Information of the Disclosing Party; or (e) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided, however, that the Receiving Party shall advise the Disclosing Party of such required disclosure promptly upon learning thereof in order to afford the Disclosing Party a reasonable opportunity to contest, limit and/or assist the Receiving Party in crafting such disclosure).

The Receiving Party shall advise its employees, agents, contractors, subcontractors and licensees, and shall require its affiliates to advise their employees, agents, contractors, subcontractors and licensees of the Receiving Party’s obligations of confidentiality and non-use under this Section 12, and shall be responsible for ensuring compliance by its and its affiliates’ employees, agents, contractors, subcontractors and licensees with such obligations. In addition, the Receiving Party shall require all Persons that are provided access to the Disclosing Party’s Confidential Information, other than the Receiving Party’s accountants and legal counsel, to execute confidentiality or non-disclosure agreements containing provisions substantially similar to those set forth in this Section 12. The Receiving Party shall promptly notify the Disclosing Party in writing upon learning of any unauthorized disclosure or use of the Disclosing Party’s Confidential Information by such Persons.

Upon the Disclosing Party’s written request following the termination of this Agreement, the Receiving Party promptly shall return to the Disclosing Party, or destroy, all Confidential Information of the Disclosing Party provided under or in connection with this Agreement, including all copies, portions and summaries thereof. Notwithstanding the foregoing sentence, (a) the Receiving Party may retain one copy of each item of the Disclosing Party’s Confidential Information for purposes of identifying and establishing its rights and obligations under this Agreement, for archival or audit purposes and/or to the extent required by applicable law, and (b) the Administrator shall have no obligation to return or destroy Confidential Information of Trust that resides in saved tapes of Administrator; provided, however, that in either case all such Confidential Information retained by the Receiving Party shall remain subject to the provisions of this Section 12 for so long as it is so retained. If requested by the Disclosing Party, the Receiving Party shall certify in writing its compliance with the provisions of this paragraph.

13.	Equipment Failures. In the event of equipment failures beyond the Administrator’s control, the Administrator shall take reasonable and prompt steps to minimize service interruptions but shall have no liability with respect thereto except to the extent such failure is caused by the Administrator’s negligence, bad faith or fraud in the performance of the Administration Services. The Administrator shall develop and maintain a plan for recovery from equipment failures which may include contractual arrangements with appropriate parties making reasonable provision for emergency use of electronic data processing equipment to the extent appropriate equipment is available.
14.	Fund Obligations. This Agreement is executed by the Trust with respect to each of the Funds and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the Fund to which such obligations pertain and the assets and property of such Fund. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.
15.	Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of Section 6 hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Delaware without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

ABERDEEN STANDARD INVESTMENTS ETFS

By:
Name:
Title:

ABERDEEN STANDARD INVESTMENTS INC.

By:
Name:
Title:

EXHIBIT A

ABERDEEN FUNDS

Fund Administration Agreement

Administration Services

As Administrator, and subject to the supervision and control of the Trust’s Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative and fund accounting services for operation of the business and affairs of the Trust and each of the Funds covered by this Agreement:

a.	Prepare, file, and maintain the Trust’s governing documents, including the Declaration of Trust, the Bylaws, minutes of meetings of Trustees and shareholders;
b.	Prepare for, conduct and facilitate shareholder meetings as well as prepare, file, print and distribute proxy statements for meetings of shareholders;
c.	Prepare and file on a timely basis with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust relating to the Funds and the Funds’ shares, and all amendments thereto, the Trust’s reports pursuant to Investment Company Act Rule 24f-2, prospectuses, proxy statements, Forms N-CSR, N-PX, N-Q and 40-17G (and the successors to those forms) and such other documents as may be necessary or convenient to enable the Trust to make continuous offering of the Funds’ shares and to conduct its affairs;
d.	Assist the independent auditors in their audits of the Funds;
e.	Compile and publicly disclose information on the proxy voting of each of the Funds;
f.	Prepare, negotiate, and administer contracts on behalf of the Funds with, among others, the Trust’s custodian and other third parties;
g.	Supervise the Trust’s custodian and transfer agent;
h.	Advise the Trust and its Board of Trustees on matters concerning the Funds and their affairs, prepare (with the assistance of counsel and others) board materials for regularly scheduled and special meetings of the Board of Trustees and make arrangements for such meetings;
i.	Prepare and have filed on a timely basis the Federal and State income and other tax returns for the Funds;
j.	Examine and review the operations of the Funds, and the Trust’s custodian, transfer agent and investment adviser and the Funds’ subadvisers, if any, to monitor and promote compliance with applicable state and federal law insofar as they relate to the Trust; provided that the compliance with laws is the responsibility of such entities;
k.	Coordinate the layout and printing of publicly disseminated prospectuses and reports;

l.	Provide the Trust with office space and personnel;
m.	Assist with the design, development, and operation of the Funds;
n.	Provide individuals reasonably acceptable to the Trust’s Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined by the Trust’s Board of Trustees;
o.	Monitor the Trust’s compliance with Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust and each Fund to comply with the diversification requirements applicable to the Funds and for each to maintain its status as a “regulated investment company;”
p.	Assist the Trust in obtaining fidelity bonds and directors and officers/errors and omission insurance policies for the Trust and each of the Funds;
q.	Provide the Trust and each Fund with fund accounting services, including but not limited to the following services:
1)	keeping and maintaining the following books and records of the Trust and each of the Funds pursuant to Rule 31a-1 under the Investment Company Act, including:
a)	journals containing an itemized daily record of all purchase and sales of securities, all receipts and disbursements of cash and all other debit and credits, as required by Rule 31a-1(b)(1);
b)	general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by Rule 31a-1(b)(2)(i);
c)	separate ledger accounts required by Rule 31a-1(b)(2)(ii) and (iii); and
d)	a monthly trial balance of all ledger accounts (except shareholder accounts) as required by Rule 31a-1(b)(8).
2)	performing the following accounting services on a regular basis for each Fund, as may be reasonably requested by the Trust:
a)	calculate the net asset value per share;
b)	calculate the dividend and capital gain distribution, if any;
c)	calculate a Fund’s yield and total return (to the extent necessary or desirable);
d)	reconcile cash movements with the Trust’s custodian;
e)	affirm to the Trust’s custodian all portfolio trades and cash movements;

f)	verify and reconcile with the Trust’s custodian all daily trade activity;
g)	provide such reports as may be required by the Trust;
h)	prepare the Trust’s financial statements, including oversight of expense accruals and payments;
i)	obtain security prices from independent pricing services, or if such quotes are unavailable, then determine such prices as provided for in the Trust’s valuation procedures;
j)	post summary shareholder activity received from the Transfer Agent and reconcile share balances, including receivables and payables with the Transfer Agent on a daily basis;
k)	provide such other similar services with respect to a Fund as may be reasonably requested by the Trust;
l)	develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR and Form N-CSR;
m)	maintain historical tax lots for each security; and
n)	accrue expenses of each Fund and track, analyze and validate income and expense accruals.
3)	provide accounting and financial reports in connection with the Trust’s annual audit, quarterly board of trustees meetings, regulatory filings, compliance reporting, tax reporting, total return calculations and other audits and examinations by regulatory agencies or as the Trust’s board of trustees may reasonably request;
4)	develop the financial statements and other information for the reports to shareholders and regulatory authorities, including Form N-SAR and Form N-CSR (and the successors to those forms); and
5)	monitor and pay the Trust’s bills and maintain the Trust’s budgets and report budget expenses and variances to the Trust’s management.
r.	Develop, prepare, implement, administer, monitor, review and test the Trust’s policies and procedures under rule 38a-1 of the Investment Company Act;
s.	Monitor, process and file, on behalf of the Trust, proofs of claims that are timely received in good order by the Administrator or its proof of claims subcontractor. In the event that the Trust determines to hire an external provider for proofs of claims, the Trust shall pay for that service and the Administrator would not be responsible for the fees or for the actions or inactions of such providers;

t.	Assist in all aspects of the Funds’ operations other than those provided under other specific contracts;
u.	Assist in the preparation of Form 1099’s and any supplemental tax letters based on advice and information provided by other parties;
v.	Assist legal counsel to Trust in the development of policies and procedures relating to the Funds; and
w.	Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained as services provided by the Administrator, and coordinate with the Trust’s legal counsel in responding to any non-routine regulatory matters.

The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as “Administration Services.” In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administration Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, custodian, transfer agent or other service providers pursuant to their agreements with the Trust.

EXHIBIT B

ABERDEEN FUNDS

Fund Administration Agreement

Funds of the Trust

Aberdeen Standard Bloomberg All Commodity Strategy K-1 Free ETF

Aberdeen Standard Bloomberg All Commodity Longer Dated Strategy K-1 Free ETF

ABERDEEN STANDARD INVESTMENTS ETFS

By:
Name:
Title:

ABERDEEN STANDARD INVESTMENTS INC.

By:
Name:
Title: